Exhibit 99.1

Momentive Performance Materials Inc. 22 Corporate Woods Blvd. Albany, NY 12211	NEWS RELEASE

IMPORTANT NOTICE: NOT FOR DISTRIBUTION IN OR INTO, OR TO ANY PERSON LOCATED OR RESIDENT IN OR ANY ADDRESS IN, THE REPUBLIC OF ITALY

FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Announces Completion of Tender Offers for Certain of its Outstanding Notes

Albany, NY – November 22, 2010

Momentive Performance Materials Inc. (the “Company”) announced today the completion of its tender offers (the “Tender Offers”) to purchase any and all of its outstanding 9.75% Senior Notes due 2014 (the “2006 9.75% Notes”), 9.00% Senior Notes due 2014 (the “2006 9.00% Notes”) and 10.125% / 10.875% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”, and, together with the 2006 9.75% Notes and the 2006 9.00% Notes, the “Notes”).

The Tender Offers expired at 11:59 p.m., New York City time, on November 19, 2010 (the “Expiration Date”). As previously announced, the Company received tenders from the holders of (i) $450,592,000 aggregate principal amount of their 2006 9.75% Notes, (ii) €155,611,000 aggregate principal amount of their 2006 9.00% Notes and (iii) $74,792,167 aggregate principal amount of their Senior Toggle Notes by the expiration of the early tender payment deadline, November 4, 2010 at 5:00 p.m., New York City time (the “Early Tender Date”). After the Early Tender Date and prior to the Expiration Date, the Company received additional tenders from the holders of €165,000 aggregate principal amount of their 2006 9.00% Notes and $615 aggregate principal amount of their Senior Toggle Notes. The tenders received by the Company for each series of Notes, together with the $234.3 million principal amount of the 2006 9.75% Notes, €88.2 million principal amount of the 2006 9.00% Notes, and $139.4 million principal amount of the Senior Toggle Notes owned by Apollo Management, L.P. (“Apollo”), which principal amounts were exchanged by Apollo, represent in the aggregate approximately 95.58% of the 2006 9.75% notes, 99.48% of the 2006 9.00% Notes and 99.99% of the Senior Toggle Notes. Apollo entered into an agreement to exchange the entire amount of its holdings of each series of Notes for new debt of the Company at an exchange ratio determined based on the tender consideration offered to holders of the Notes, and intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Tender Offers and used the proceeds thereof to invest in such new debt. The new debt has the same terms as the new notes issued by the Company to finance the Tender Offers. On November 5, 2010 the Company accepted for early payment, and paid for, the Notes tendered prior the Early Tender Date.

The complete terms and conditions of the Tender Offers for the Notes are detailed in the Company’s Offer to Purchase dated October 22, 2010 and the related Letter of Transmittal (the “Tender Offer Documents”). The Company currently expects to accept for payment, subject to conditions set forth in the Tender Offer Documents, all of the Notes validly tendered after the Early Tender Date and prior to the Expiration Date on Monday, November 22, 2010.

Each holder who validly tendered its Notes after the Early Tender Date and before the Expiration Date will receive, if such Notes are accepted for purchase pursuant to the Tender Offers, the total consideration of (1) $1,043.75 per $1,000 principal amount of 2006 9.75% Notes tendered, (2) €1,040.00 per €1,000 principal amount of 2006 9.00% Notes tendered; and (3) $1,046.25 per $1,000 principal amount of Senior Toggle Notes tendered. In addition, accrued interest up to, but not including, the applicable payment date of the Notes will be paid in cash on all validly tendered and accepted Notes. The Company intends to redeem the Notes that remain outstanding after completion of the Tender Offers at the applicable redemption prices, plus accrued and unpaid interest.

The Company engaged Citigroup Global Markets Inc. (“Citigroup”), Credit Suisse Securities (USA) LLC (“Credit Suisse”) and J.P. Morgan Securities LLC to act as Dealer Managers in connection with the tender offers for the 2006 9.75% Notes and Senior Toggle Notes, and Citigroup, Credit Suisse and J.P. Morgan Securities Ltd. to act as Dealer Managers in connection with the tender offer for the 2006 9.00% Notes.

About Momentive Performance Materials Inc.

Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly-owned subsidiary of Momentive Performance Materials Holdings LLC. Additional information is available at www.momentive.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical fact, could be forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” or similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions, and are based on currently available financial, economic and competitive data and current business plans. Actual results could vary materially depending on risks and uncertainties that may affect operations, markets, services, prices and other factors as discussed in the most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission made by the Company. We caution you against relying on any forward-looking statements as they are neither statements of historical fact nor guarantees of future performance. Any forward-looking statement made by us in this document speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time.

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Contacts

Investors:

Peter Cholakis

(914) 784-4871

peter.cholakis@momentive.com

Media:

John Scharf

518-233-3893

john.scharf@momentive.com